EX 99(d)(2)

JOHN HANCOCK MUNICPAL SECURITIES TRUST

AMENDMENT TO ADVISORY AGREEMENT

AMENDMENT made as of the 22nd day of September     , 2022, to the Amended and Restated Advisory Agreement dated June 30, 2020, as amended (the “Agreement”), between John Hancock Municipal Securities Trust (the “Trust”), a Massachusetts business trust, on behalf of its series John Hancock Municipal Opportunities Fund, and John Hancock Investment Management LLC (the “Adviser”), a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 4 of the Agreement, “COMPENSATION OF ADVISER,” is hereby amended to reflect the updated fee schedule for John Hancock Municipal Opportunities Fund and any contrary fee schedule information is hereby superseded:

Portfolio	First $500 million of Daily Net Assets	Next $500 million of Daily Net Assets	Next $2 billion of Daily Net Assets	Excess $3 billion of Daily Net Assets
John Hancock Municipal Opportunities Fund	0.510%	0.460%	0.410%	0.385%

2.	EFFECTIVE DATE

This Amendment shall become effective as of October 1, 2022, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK MUNICPAL SECURITIES TRUST

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

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